EXHIBIT 8.1

                               KIRKLAND & ELLIS
               PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                               Citicorp Center
                             153 East 53rd Street
                        New York, New York 10022-4675

                                    212 446-4800
                                                                    Facsimile:
                                                                  212 446-4900


                                August 7, 1997


Specialty Retailers, Inc.
10201 Main Street
Houston, Texas  77025

      Re: OFFER BY SPECIALTY RETAILERS, INC. TO EXCHANGE ITS (I) SERIES B 8 1/2% SENIOR NOTES DUE 2005 FOR ANY AND ALL OF ITS 8 1/2% SENIOR NOTES DUE 2005 AND (II) SERIES B 9% SENIOR SUBORDINATED NOTES DUE 2007 FOR ANY AND ALL OF ITS 9% SENIOR SUBORDINATED NOTES DUE 2007

      We have acted as special counsel to Specialty Retailers, Inc. (the "COMPANY") in connection with its offer (the "EXCHANGE OFFER") to Exchange its:
(i) Series B 8 1/2% Senior Notes due 2005 (the "SENIOR EXCHANGE NOTES") for any and all of its 8 1/2% Senior Notes due 2005 (the "SENIOR NOTES"); and (ii) Series B 9% Senior Subordinated Notes due 2007 (the "SENIOR SUBORDINATED EXCHANGE NOTES" and, together with the Senior Exchange Notes, the "EXCHANGE NOTES") for any and all of its 9% Senior Subordinated Notes due 2007 (the "SENIOR SUBORDINATED NOTES" and, together with the Senior Notes, the "NOTES").

      You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 31, 1997 (the "REGISTRATION STATEMENT"), and such other documents as we deemed necessary.

      On the basis of the foregoing, it is our opinion that the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

      The opinions set forth above are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed
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Specialty Retailers, Inc.
August 7, 1997
Page 2

thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements; existing judicial decisions; and other applicable authorities. No tax rulings have been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain Federal Income Tax Consequences" in the Registration Statement.

                                             Very truly yours,

                                            /s/ Kirkland & Ellis
                                                Kirkland & Ellis